Exhibit 10.40

AGREEMENT

Reference is made to that certain Purchase and Sale Agreement by and between CIG Wireless Corp. (“Buyer”) and Liberty Towers, LLC (“Seller”), dated as of May 3, 2013 (the “Agreement”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Agreement.

1.          Price Per Share. The parties acknowledge and agree that Section 2.2(a)(ii) of the Agreement is hereby amended and restated as follows:

(i)          Eight Million Seven Hundred Fifteen Thousand ($8,715,000.00) payable by issuance of Eight Million Seven Hundred Fifteen Thousand (8,715,000) shares of common stock, par value $0.00001 per share, of Buyer (the “Shares”) which shall be issued and delivered by Buyer directly to the members of Seller in satisfaction of this Section 2.2(a)(ii) in accordance with the instructions delivered by Seller to Buyer at Closing pursuant to Section 7.2(b) herein; plus

2.          Escrow Deposits. The parties acknowledge and agree that (a) the Seller has made certain escrow deposits with various townships for review expenses, as set forth on Schedule 1 (the “Escrow Deposits”), (b) the Escrow Deposits shall be included as Purchased Assets pursuant to the Agreement, and (c) the cash Closing Consideration shall be increased by an amount equal to the sum of all Escrow Deposits.

3.          Pre-Closing Construction Costs.

a.           The following obligations shall be included as Assumed Liabilities pursuant to the Agreement: all amounts due pursuant to the invoices identified on Schedule 2 (such amounts being set forth in column “AB” of Schedule 2) for development costs incurred by Seller after March 11, 2013 and prior to the Closing (including without limitation, feasibility fees) for towers identified in Exhibit A, B, C or D to the Agreement, in the aggregate amount of $223,917.29.

b.           The parties acknowledge and agree that as of the Closing Date the reimbursement of certain Pre-Closing Construction Costs pursuant to Section 5.6(b) of the Agreement remains subject to discussion by the parties.  Buyer agrees to review the pending items within a reasonable time after the Closing, provided that Seller provides all records and documents necessary or appropriate for Buyer to conduct such review.  Buyer agrees to consider approval of such pending items, in its sole and unreviewable discretion, as if such items were presented pursuant to Section 5.6(b) of the Agreement prior to the Closing.  Within a reasonable time after conclusion of Buyer’s review, Buyer shall pay the Seller an amount equal to the costs that are approved hereunder, if any, which payment shall be deemed to be an increase to the Purchase Price.

4.          NYSE Listing. Section 6.3(g) is hereby deleted. The Buyer shall not be required to be listed on the NYSE MKT. For purposes of clarity, nothing herein or in the Agreement or in the Registration Rights Agreement shall be construed as a requirement that the Buyer file an application for listing of its securities on any stock exchange.

5.          Office Lease. The parties acknowledge and agree that (a) subject to receipt of the consent (the “Office Consent”) of Interstate Commission on the Potomac River Basin (“Sublandlord”) and Washington Real Estate Investment Trust, the Seller is assigning and delegating to the Buyer, and the Buyer is assuming, all of the Seller’s rights, obligations, title and interests in, to and under that certain Agreement of Sublease dated March 9, 2007, as amended by that certain First Amendment to Agreement of Sublease dated March 15, 2010 and that certain Second Amendment to Agreement of Sublease dated February 23, 2013, each by and between the Sublandlord and the Seller (the “Office Lease”), (b) subject to the receipt of the consent of the respective counterparties thereto (the “Office-Related Consents”), the Seller hereby assigns and delegates to the Buyer, and the Buyer hereby assumes, all of the Seller’s rights, obligations, title and interests in, to, and under (i) that certain postage meter and scale lease agreement and that certain equipment maintenance agreement, each with National Mailing Systems, each dated as of September 4, 2008 and (ii) those certain agreements with Comcast Business Class, dated as of November 5, 2012 (collectively, the “Office-Related Liabilities”), (c) prior to receipt of the Office Consent and Office-Related Consents, as applicable, the Buyer shall have the right to occupy the premises to which the Office Lease pertains (the “Premises”) and utilize the services to which the Office-Related Liabilities pertain (the “Services”), provided, that the Buyer shall pay or reimburse the Seller for all costs associated with the occupancy of the Premises (in compliance with the terms of the Sublease) and the use of the Services, and (d) following receipt of the Office Consent and Office-Related Consents, as applicable, the Office Lease and Office-Related Liabilities, as applicable, shall be included as a Purchased Asset and Assumed Liability, respectively, pursuant to the Agreement.

6.          Amquip Crane Lien. The parties acknowledge and agree that (a) pursuant to Section 5.13 of the Agreement, the aggregate Purchase Price for the Purchased Assets has been reduced by an amount equal to $8,675.89 (the “Amquip Amount”) due to the potential existence of a mechanic’s lien filed by Amquip Crane (“Amquip”) on a Ground Lease site related to work performed by Amquip for which Amquip may not have received payment (the “Amquip Lien”), and that the Amquip Amount may be placed in escrow pending discharge of the Amquip Lien and (b) the Seller shall retain all right, title, and interest in and to any and all claims that Seller may have against Magness & Sons, as general contractor in connection with the work performed by Amquip, for failure to properly remit payment to Amquip (the “Amquip Claims”), which Amquip Claims shall be included as Excluded Assets pursuant to the Agreement.

7.          Distant Judgment. The parties acknowledge and agree that (a) pursuant to Section 5.13 of the Agreement, the aggregate Purchase Price for the Purchased Assets has been reduced by an amount equal to $35,415.00 (the “Escrowed Amount”) due existence of the judgment captioned Bureau of Compliance vs. Mahoning Mining, Inc. and Terry Ray Reddinger, Judgment filed 8/4/1999 in Case #1999-00923 in the amount of $14,166.08 (est.) (the “Judgment”) and that the Escrowed Amount has been placed in escrow pending discharge of the Judgment and (b) the Seller shall retain all right, title, and interest in and to any and all claims that Seller may have against any third-party as a result of the Judgment (the “Distant Claims”), which Distant Claims shall be included as Excluded Assets pursuant to the Agreement.

8.          NY-103 Taxes. The parties acknowledge and agree that (a) pursuant to Section 5.13 of the Agreement, the aggregate Purchase Price for the Purchased Assets has been reduced by an amount equal to $6,003.01 (the “NY-103 Tax Amount”) as a result of an outstanding tax assessment on Parcel Number Sec. 229 Bl 1 Lot 15.11 located in the Town of Andover, County of Allegany, State of New York and (b) the Seller shall retain all right, title, and interest in and to any and all claims that Seller may have against any third-party to recover the NY-103 Tax Amount (the “NY-103 Claims”), which NY-103 Claims shall be included as Excluded Assets pursuant to the Agreement.

9.          Telford and Shelby Deposits. The parties acknowledge and agree that the township review expense escrows with Hilltown Township, Pennsylvania in the amount of $2,000.00 and Richland Township, Pennsylvania in the amount of $1,500 shall each remain the property of the Seller following the Closing and shall be included as Excluded Assets pursuant to the Agreement.

10.         Except as expressly set forth herein, no other amendments or modifications are made to the Agreement, which shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Closing Date.

CIG Wireless Corp.

By:	/s/ Paul McGinn
Name: Paul McGinn
Title: Chief Executive Officer

LIBERTY TOWERS, LLC

By:	/s/ E. Eric Siversten
Name: E. Eric Sivertsen
Title: Chief Executive Officer